Exhibit 10.28

EVOQUA WATER TECHNOLOGIES CORP.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: August 16, 2021 (the “Effective Date”)
Each member of the Board of Directors (the “Board”) of Evoqua Water Technologies Corp. (the “Company”) who is a member as of the Effective Date or thereafter and who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. Capitalized terms not defined herein shall have the meaning ascribed to such term in the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (as amended and restated, the “Equity Incentive Plan”).
The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
Annual Cash Compensation
Effective as of Effective Date, the annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears in the week following the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter.
The annual cash retainer fees are not subject to any additional vesting conditions.
1.Annual Board Service Retainer:
a.Independent Directors: $85,000
2.Annual Committee Chair Service Retainer:
a.Chairperson of the Board: $60,000
b.Chairperson of the Audit Committee: $20,000
c.Chairperson of the Compensation Committee: $15,000
d.Chairperson of the Nominating & Corporate Governance Committee: $15,000

3.Deferred Compensation Plan: Eligible Directors will be able to participate in a Deferred Compensation Plan which would provide such directors with an opportunity to defer up to 100% of their cash retainer and/or 100% of their equity retainer until the earliest of separation from the Board, death, a specified future date or a change in control of the Company.

Equity Compensation
The equity compensation set forth below will be granted under the Equity Incentive Plan, and will be documented pursuant to the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors.
    On the date of each annual stockholder meeting of the Company, subject to an Eligible Director’s continued service on the Board following such annual stockholder meeting and approval by the Compensation Committee of the Board, each Eligible Director will be granted an equity award comprised of Restricted Stock Units valued at $125,000 (the “Annual Equity Grant”). The Annual Equity Grant will be subject to one-year vesting, such that 100% of the Restricted Stock Units will vest on the first anniversary of the date of grant. If an Eligible Director joins the Board at a time other than effective as of

14800402.5

Exhibit 10.28

EXECUTION VERSION
the first day of the calendar year, the Annual Equity Grant will be pro-rated based on the number of full calendar quarters served in the calendar year in which the Eligible Director commences service on the Board.
    The Award Agreement evidencing the grant of the Annual Equity Grant shall set forth the terms and conditions applicable to such Award upon Termination, which shall be as the Board may, in its discretion, determine at the time the Award is granted or at any time thereafter. For the avoidance of doubt, upon Termination due to death, Disability and Mandatory Retirement, the Annual Equity Grant, to the extent not already vested, will fully vest as of the date of Termination.
Mandatory Retirement
For purposes of this Director Compensation Policy and any equity awards made to Eligible Directors hereunder, Mandatory Retirement” shall mean a compulsory Termination to be effective as of the day prior to the date of the next occurring annual meeting of the stockholders of the Company following the date on which an Eligible Director has attained seventy-five years of age.
Expenses
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses (which includes but is not limited to first-class travel, meals and ground transportation) to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
    Stock Ownership Guidelines
All Eligible Directors are subject to the Company’s Stock Ownership Guidelines as amended from time to time.
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